EXHIBIT 23.1
CONSENT OF INDEPENDENT PUBLIC ACCOUNTANT
Consent of Independent Registered Public Accounting Firm
We have issued our report, dated March 13, 2007, on the financial statements and internal controls over financial reporting, included in and incorporated by reference in the Annual Report on Form 10-K of First Busey Corporation for the year ended December 31, 2006. We hereby consent to the incorporation of our report in the Registration Statement (No. 333-30095, No. 33-60402, No. 333-79217, No. 333-115237, and No. 333-123928) on Form S-8 and the Registration Statement on Form S-4 (No. 333-139183) of First Busey Corporation.

Champaign, Illinois March 16, 2007
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